Brabo, Carlsen & Cahill
                    Certified Public Accountants
               1111 E. Tahquitz Canyon Way, Suite 203
                   Palm Springs, California 92262
                           (760) 320-0848


Tensleep.com Inc.
2201 N. Lamar Boulevard, Suite 205
Austin, Texas 78705

Gentlemen:

     We consent to the incorporation by reference in the Registration Statement of Tensleep.com, Inc. (formerly Tensleep Technologies, Inc. and Tensleep Design, Inc.) on Form S-8 pertaining to the 1997 Stock Option Plan of Tensleep.com Inc. of our reports dated March 31, 1999 and December 17, 1999, relating to the financial statements of Tensleep.com Inc. for the years ended September 30, 1998 and 1999, respectively, in Tensleep.com Inc.'s Registration Statement on Form 10-SB and Form 10-KSB filed with the Securities and Exchange Commission.

BRABO, CARLSEN & CAHILL

Palm Springs, California
January 7, 2000